ITEM 77O - ATTACHMENT - 2

                                   FORM 10F-3
                         RECORD OF SECURITIES PURCHASED

1.   Name of Purchasing Portfolio: Activa Growth Fund

2.   Issuer: Och-Ziff Capital Management Group (67551U105)

3.   Date of Purchase: 11/13/07

4.   Underwriter from whom purchased: Lehman Brothers Inc.

5. Name of Affiliated Underwriter (as defined in the Trust's procedures) managing or participating in syndicate: Merrill Lynch, Pierce, Fenner & Smith Incorporated

6.   Amount of purchase (out of total offering): 300 shares out of 36,000,000

7. Aggregate principal amount purchased by funds advised by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion (out of the total offering): 206,000 shares out of 36,000,000

8.   Purchase price (net of fees and expenses): $32.00

9.   Date offering commenced: 11/13/07

10.  Underwriting discounts and commissions: $1.76

11.  Have the following conditions been satisfied:                   YES     NO

     a.   The securities are part of an issue registered under
          the Securities Act of 1933, as amended, which is being
          offered to the public, or are Eligible Municipal
          Securities, or are securities sold in an Eligible
          Foreign Offering or are securities sold in an Eligible
          Rule 144A Offering or part of an issue of government
          securities.                                                 X      ___

     b. The securities were purchased prior to the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering

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          or in any concurrent offering of the securities (except,
          in the case of an Eligible Foreign Offering, for any
          rights to purchase required by laws to be granted to
          existing security holders of the Issuer) or, if a rights
          offering, the securities were purchased on or before
          the fourth day preceding the day on which the rights
          offering terminated.                                        X      ___

     c.   The underwriting was a firm commitment underwriting.        X      ___

     d.   The commission, spread or profit was reasonable and
          fair in relation to that being received by others for
          underwriting similar securities during the same period.     X      ___

     e.   In respect of any securities other than Eligible
          Municipal Securities, the issuer of such securities has
          been in continuous operation for not less than three
          years (including the operations of predecessors).           X      ___

     f.   Has the affiliated underwriter confirmed that it will
          not receive any direct or indirect benefit as a result
          of BlackRock's participation in the offering?               X      ___


     Approved: __   Jeffrey Lindsey______   Date: 11/26/07


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